Exhibit 11

               Statement re computation of per-share earnings


Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reported period. Diluted per share data includes any dilution from potential common stock outstanding, such as the exercise of stock options.



                                                  Three Months Ended
                                                       March 31,

                                                    2001        2000
                                                __________   __________
Numerator:
   Net income (loss)                            $3,348,000   $3,889,000
                                                ==========   ==========
Denominator:
   Denominator for basic income (loss)
      per share - Weighted average shares        7,069,795    7,195,192

   Dilutive potential common shares -
      employee stock options                           475        5,966
                                                __________   __________
   Denominator for diluted earnings (loss)
      per share - adjusted weighted
      average shares                             7,070,270    7,201,158
                                                ==========   ==========